FOR IMMEDIATE RELEASE

Digital Lifestyles Group Discloses Receipt of Letter from
SEC Regarding Potential Deregistration of Securities

Crossville, TN — (MARKET WIRE)—April 1, 2009—Digital Lifestyles Group, Inc. (the “Company”) (DLFG.PK) announced today that on or about March 24, 2009 it received a letter dated March 19, 2009 (the “Letter”) from the United States Securities and Exchange Commission (the “SEC”) stating that the Company appears not to be in compliance with its reporting requirements under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC Letter stated that the Company may be subject, without further notice, to an administrative proceeding pursuant to Section 12(j) of the Exchange Act to revoke its registration under the Exchange Act if all required reports were not filed within fifteen days of the date of the Letter. The SEC Letter also stated that the Company’s stock may be subject to a trading suspension by the SEC pursuant to Section 12(k) of the Exchange Act. The Company is in discussions regarding preparation of all required reports to comply with its reporting requirements under Section 13(a) of the Exchange Act; however, the Company does not presently expect to get current in such filings within fifteen days of the date of the Letter and can not accurately predict when it will be able to do so. The Company has initiated communications with the SEC in an attempt to avoid the revocation of its registration pursuant to Section 12(j) of the Exchange Act, although there can be no assurance that such registration will be maintained.

About Digital Lifestyles Group, Inc.

Digital Lifestyles Group, Inc. was operating as a computer and consumer electronics company that has designed, manufactured and marketed digital and consumer products. The Company presently has minimal business activity and is attempting to restructure its business and financial condition. More information about Digital Lifestyles Group will be made available upon request.

This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the timing of completing and filing with the SEC all required reports to regain compliance with the reporting requirements under Section 13(a) of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, and the provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Digital Lifestyles Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability for the Company to raise additional sufficient funds to not only develop and operate a business going forward, but also to successfully address all outstanding matters relating to resolving the Company’s debt. There can be no assurance that any estimations or projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact: Ken Page

(931) 707-9599